MASTRAPASQUA ASSET MANAGEMENT, INC.
                                 CODE OF ETHICS
                                      PLUS
         ANTI-MONEY LAUNDERING AND INSIDER TRADING POLICY AND PROCEDURES

I.    INTRODUCTION

Mastrapasqua Asset Management ("Mastrapasqua") has adopted this Code of Ethics for the purpose of instructing all employees, officers, and directors of the investment adviser in its ethical obligations and to provide rules for its personal securities transactions. All such employees, officers, directors and trustees owe a fiduciary duty to the Client Accounts they manage. A fiduciary duty means a duty of loyalty, fairness and good faith towards the Client Accounts, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code.

II.   STATEMENT OF GENERAL PRINCIPLES

      (i) The duty at all times to place the interests of the Client Accounts first;

      (ii) The requirement that all personal securities transactions be conducted in a manner consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual's position of trust and responsibility; and

      (iii) The fundamental standard that such employees, officers, directors and trustees should not take inappropriate advantage of their positions, or of their relationship with the Client Accounts.

The Company will not disclose any nonpublic personal information about a Client to any nonaffiliated third party unless the Client expressly gives permission to the Company to do so. The Client in writing must grant such permission, or denial of permission, to the Company. A copy of the permission/denial document will be filed in the Client file (see our Privacy Notice for further reference).

It is imperative that the personal trading activities of the employees, officers, and directors of Mastrapasqua be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

All personal securities transactions must comply with Mastrapasqua's Code of Ethics, Insider Trading Policy and Procedures and the Securities and Exchange Commission's Rule 17J-1. Under this rule, no Employee may:

      (i)   employ any device, scheme or artifice to defraud Client Accounts;

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March 2004                     Code of Ethics...                               2

      (ii) make to the Client Accounts or any of its beneficiaries any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

      (iii) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Client Accounts or any of their beneficiaries; or

      (iv) engage in any manipulative practice with respect to the Client Accounts or any of their beneficiaries.

DEFINITIONS

A.    Advisory Employees

Employees who participate in, make, or obtain information regarding recommendations with respect to the purchase or sale of securities. The Chief Compliance Officer will maintain a current list of all Advisory Employees.

B.    Beneficial Interest

Ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security.

C.    Client Account

Any securities account or portfolio managed or directed by Mastrapasqua.

D.    Chief Compliance Officer

Nancy Martinez or, in her absence, the alternate Compliance Officer, Jim Basham, or their successors in such positions.

E.    Employee Account

Each account in which an Employee or a member of his or her family has any direct or indirect Beneficial Interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust or estate. An Employee's family members include the Employee's spouse, minor children, any person living in the home of the Employee, and any relative of the Employee (including in-laws) to whose support an Employee directly or indirectly contributes.

F.    Employees

The employees, officers and directors of Mastrapasqua, including Advisory Employees. The Chief Compliance Officer will maintain a current list of all Employees.

G.    Exempt Transactions

Transactions which are (1) effected in an amount or in a manner over which the Employee has no direct or indirect influence or control; (2) pursuant to a systematic dividend reinvestment plan, systematic cash purchase plan or systematic withdrawal plan; (3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities; (4) in connection with the call by the issuer of a preferred stock or bond; (5) pursuant to the exercise by a second party of a put or call option; or, (6) closing transactions no more than five business days prior to the expiration of a related put or call option.

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H.    Recommended List

The list of those Securities which the Advisory Employees currently are recommending for purchase or sale on behalf of Client Accounts.

I.    Related Securities

Securities issued by the same issuer or issuer under common control, or when either security gives the holder any contractual rights with respect to the other security, including options, warrants or other convertible securities.

J.    Securities

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, or, in general, any interest or instrument commonly known as a "security," or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing, including any option on a security that is convertible into or is exchangeable for any security that is held or to be acquired by a fund; except for the following: (1) securities issued by the government of the United States; (2) bankers' acceptances; (3) bank certificates of deposit; (4) commercial paper; (5) debt securities, provided that (a) the security has a credit rating of Aa or Aaa from Moody's Investor Services, AA or AAA from Standard & Poor's Ratings Group, or an equivalent rating from another rating service, or is unrated but comparably creditworthy, (b) the security matures within twelve months of purchase, (c) the market is very broad so that a large volume of transactions on a given day will have relatively little effect on yields, and (d) the market for the instrument features highly efficient machinery permitting quick and convenient trading in virtually any volume.

K.    Securities Transaction

The purchase or sale, or any action to accomplish the purchase or sale, of a Security for an Employee Account.

PERSONAL INVESTMENT GUIDELINES

A.    Personal Accounts and Pre-Clearance

1. Employees must obtain prior written permission from the Chief Compliance Officer to open or maintain a margin account, or a joint or partnership account with persons other than the Employee's spouse, parent, or child (including custodial accounts).

2. No Employee may execute a Securities Transaction without first obtaining Pre-Clearance from the Chief Compliance Officer. Prior to execution, the Employee must submit the Pre-Clearance form to the Chief Compliance Officer, or in the case of a Pre-Clearance request by the Chief Compliance Officer, to the alternate Compliance Officer.

Clients Accounts have been notified in the ADV and have agreed as part of the Investment Management Agreement that (a) employee advisers will manage accounts and perform investment advisory services for others; (b) depending upon investment objectives and cash availability, that advisory employees may sell or recommend the sale of a particular security for certain accounts and buy or recommend the purchase of such security for other accounts, and accordingly, transactions in particular accounts may not be consistent with transactions in other accounts or with advisory employees investment recommendations; (c) where there is a limited supply of a security, advisory employees cannot assure absolute equality among all accounts and clients; and (d) advisory employees and /or employees may from time to time have an interest, direct or indirect, in a security which is purchased, sold or otherwise traded for the Client Account, and advisory employee may effect transactions in said security for the Client Account which may be the same as or different from the action which advisory employee or employee may take with respect thereto for its or their accounts.

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Settlement of Securities Transactions must be made on or before settlement date.
Extensions and pre-payments are not permitted.

The Personal Investment Guidelines in this Section III do not apply to Exempt Transactions. Employees must remember that regardless of the transaction's status as exempt or not exempt, the Employee's fiduciary obligations remain unchanged.

Limitations on Pre-Clearance

1. After receiving a Pre-Clearance request, the Chief Compliance Officer will promptly review the request and will deny the request if the Securities Transaction violate this Code.

2. Employees may not execute a Securities Transaction on a day during which a purchase or sell order in that same Security or a Related Security is pending for, or is being actively considered on behalf of, a Client Account. In order to determine whether a Security is being actively considered on behalf of a Client Account, the Chief Compliance Officer will consult the current Recommended List and, in the case of non-equity Securities, consult each Advisory Employee responsible for investing in non-equity Securities for any Client Account. Securities Transactions executed in violation of this prohibition, if not precleared, shall be unwound or, if not possible or practical, the Employee must disgorge to the appropriate Client Account(s) the value received by the Employee due to any favorable price differential received by the Employee. For example, if the Employee buys 100 shares at $10 per share, and a Client Account buys 1000 shares at $11 per share, the Employee will pay $100 (100 shares x $1 differential) to the Client Account.

      Advisory Employees shall not purchase or sell a security within five calendar days before or two calendar days after a mutual fund for which the Advisory Employee makes or participates in making a recommendation trades in that security. Any profits realized on trades within this proscribed period shall be disgorged. This blackout period does not apply to money market mutual funds which are advised by Mastrapasqua.

3. Pre-Clearance requests involving a Securities Transaction by an Employee within two calendar days after any Client Account has traded in the same Security or a Related Security will be evaluated by the Chief Compliance Officer to ensure that the proposed transaction by the Employee is consistent with this Code and that all contemplated Client Account activity in the Security has been completed. It is wholly within the Chief Compliance Officer's discretion to determine when Pre-Clearance will or will not be given to an employee if the proposed transaction falls within the two-day period.

4. Pre-Clearance procedures apply to any Securities Transactions in a private placement. In connection with a private placement acquisition, the Chief Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for a Client Account, and whether the opportunity is being offered to the Employee by virtue of the Employee's position with Mastrapasqua. Employees who have been authorized to acquire securities in a private placement will, in connection therewith, be required to disclose that investment if and when the Employee takes part in any subsequent investment in the same issuer. In such circumstances, the determination to purchase Securities of that issuer on behalf of a Client Account will be subject to an independent review by the Chief Compliance Officer or someone else with no personal interest in the issuer.

5. Employees are prohibited from acquiring low priced over-the-counter equity securities (or "penny stock") as defined in Section 3(a) of the Securities Exchange Act of 1934.

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Other Restrictions

1. Employees are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization in accord with the general procedures of this Code. The consideration of prior authorization will be based upon a determination that the board service will be consistent with the interests of Client Accounts. In the event that board service is authorized, Employees serving as directors will be isolated from other Employees making investment decisions with respect to the securities of the company in question.

2. No Employee may accept from a customer or vendor gifts or gratuities in an amount greater than $100 per year that could be construed as compensation for services. If there is a question regarding receipt of a gift, gratuity or compensation, it is to be reviewed by the Chief Compliance Officer.

3. All employees, officers, and directors are prohibited from taking personal advantage of any opportunity properly belonging to a fund.

III.  COMPLIANCE PROCEDURES

A.    Employees Disclosure and Certification

1. At the commencement of employment with Mastrapasqua, each Employee must certify that he or she has read and understands this Code and recognized that he or she is subject to it, and must disclose all personal Securities holdings within 10 days of becoming an employee.

2. The above disclosure and certification is also required quarterly, along with an additional certification that the Employee has complied with the requirements of this Code and has disclosed or reported all personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code.

B.    Pre-Clearance

1. Advisory Employees will maintain an accurate and current Recommended List at all times, updating the list as necessary. The Advisory Employees will submit all Recommended Lists to the Chief Compliance Officer as they are generated, and the Chief Compliance Officer will retain the Recommended Lists for use when reviewing Employee compliance with this Code. Upon receiving a Pre-Clearance request, the Chief Compliance Officer will contact the trading desk and all Advisory Employees to determine whether the Security the Employee intends to purchase or sell is or was owned within the past two days by a Client Account, and whether there are any pending purchase or sell orders for the Security. The Chief Compliance Officer will determine whether the Employee's request violates any prohibitions or restrictions set out in this Code.

2. If authorized, the Pre-Clearance is valid for orders placed by the close of business on the second trading day after the authorization is granted. If during the two-day period the Employee becomes aware that the trade does not comply with this Code or that the statements made on the request form are no longer true, the Employee must immediately notify the Chief Compliance Officer of that information and the Pre-Clearance may be terminated. If, during the two-day period, the trading desk is notified that a purchase or sell order for the same Security or Related Security is pending or is being considered on behalf of a Client Account, the trading desk will not execute the Employee Transaction and will notify the Employee and the Chief Compliance Officer that the Pre-Clearance is terminated.

C.    Compliance

1. All Employees must direct their broker, dealer or bank to send duplicate copies of all confirmations and periodic account statements directly to the Chief Compliance Officer.

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2. The Chief Compliance Officer will check the trading confirmations provided by brokers to verify that the Employee obtained any necessary Pre-Clearance for the transaction. On a quarterly basis, the Chief Compliance Officer will compare all confirmations with the Pre-Clearance records, to determine, among other things, irregular trading patterns or violations to this Code.

3. If an Employee violates this Code, the Chief Compliance Officer will report the violation to management personnel of Mastrapasqua for appropriate remedial action, which, in addition to the actions specifically delineated in other sections of this Code, may include a reprimand of the Employee, or suspension or termination of the Employee's relationship with Mastrapasqua.

4. The Chief Compliance Officer will Annually prepare a written report to the Trustees of the various mutual funds that describes any issues under the code of ethics or insider trading policy and procedures since the last report to the Trustees, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and certifies that the Adviser has adopted procedures reasonably necessary to prevent employees, officers, and directors from violating the code.

5. The Chief Compliance Officer shall maintain and cause to be maintained:

      (a) a copy of any code of ethics adopted by Mastrapasqua which has been in effect during the previous five (5) years in an easily accessible place;

      (b) a record of any violation of any code of ethics, and of any action taken as a result of such violation, in an easily accessible place for at least five (5) years after the end of the fiscal year in which the violation occurs;

      (c) a copy of each report made as required by Section V(c)(4) for at least five (5) years after the end of the fiscal year in which the report is made, the first two (2) years in an easily accessible place;

      (d) a list of all persons who are, or within the past five years have been, required to make reports or who were responsible for reviewing these reports pursuant to any code of ethics adopted by Mastrapasqua in an easily accessible place;

      (e) a copy of each written report and certification required pursuant to this Code for at least five (5) years after the end of the fiscal year in which it is made, the first two (2) years in an easily accessible place; and

      (f) a record of any decision, and the reasons supporting the decision, approving the acquisition by an employee of securities under Section IV of this Code, for at least five (5) years after the end of the fiscal year in which the approval is granted.

IV.   ANTI-MONEY LAUNDERING POLICY - USA PATRIOT ACT OF 2001

      As a member of the financial services industry in its role as registered investment adviser, Mastrapasqua Asset Management has an obligation to comply with the provisions of the USA PATRIOT Act, which requires compliance by April 24, 2002.

      As a registered investment adviser, Mastrapasqua Asset Management does not custody client funds nor accepts client funds except those amounts that are earmarked as fees for our investment management services. In the case of intermediaries such as Wrap Programs, Institutional Accounts or Consultants, we rarely have direct contact with the client. However, during the course of conducting normal business, we do have direct client contact both in the process of soliciting new business as well as servicing existing business. Primarily, sales and support personnel conduct such contact.

      During the course of direct client contacts as well as intermediaries, Mastrapasqua Asset Management employees understand that they have a responsibility to be sensitive to any statements, actions, or inferences that could be construed to mean that funds under management could be illegitimate as to ownership or ultimate use. Should such an instance occur, the employee is to immediately communicate the concern to our Chief Compliance Officer, who will in turn record and report the concern to senior management, where appropriate action will be initiated.

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March 2004                     Code of Ethics...                               7

      From a practical sense, effective compliance with the statute requires employee awareness and sensitivity to potentially illegal activity or handling of relevant assets. As such, every employee, who comes into direct contact with clients or with their representatives will be asked to sign a statement quarterly confirming that no suspicious activity or communication took place during the most recent three months. This will have the dual effect of constantly updating awareness as well as encouraging any questions. In addition, the Chief Compliance Officer will conduct training on this policy with every new relevant employee, as well as provide one hour of ongoing training every year.

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V.    INSIDER TRADING
         ADVISERS ACT SECTION 204-A

A. SUPERVISORY RESPONSIBILITY. The Chief Compliance Officer shall be responsible for implementing, monitoring and enforcing MAM's policies and procedures against insider trading.

B. SECTION 204A OF THE ADVISER ACT. Section 204A requires all investment advisers to establish, maintain and enforce written procedures designed to prevent the misuse of material, non-public information in violation of the Securities and Exchange Act of 1934. This conduct is frequently referred to as "insider trading."

C.    DEFINITIONS

      1. INSIDER. The term "insider" is broadly defined. It includes officers, directors and employees of MAM. In addition, a person can be a "temporary insider" if they enter into a special confidential relationship in the conduct of a company's affairs and, as a result, are given access to information solely for the company's purposes. A temporary insider can include, among others, the company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Company may become a temporary insider of a client it advises or for which it performs other services. If a client expects the Company to keep the disclosed non-public information confidential and the relationship implies such a duty, then the Company will be considered an insider.

      2. INSIDER TRADING. The term "insider trading" is not defined in federal securities laws, but generally is used to refer to the effecting of securities transactions while in possession of material, non-public information (regardless of whether one is an "insider") or to the communication of material, non-public information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

            a. Trading by an insider on the basis of material non-public information;

            b. Trading by a non-insider (also called a "temporary insider") on the basis of material non-public information, where the information was either disclosed to the non-insider in violation of an insider's duty to keep the information confidential or was misappropriated; and,

            c.    Communicating material non-public information to others.

      3. MATERIAL INFORMATION. The term "material information" is generally defined as information that a reasonable investor would most likely consider important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities, regardless of whether the information is related directly to their business. Material information includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; major litigation; liquidation problems; and, extraordinary management developments.

      4. NON-PUBLIC INFORMATION. Information is non-public until it has been effectively communicated to the marketplace. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public information.

D. THE COMPANY'S POLICY ON INSIDER TRADING. All officers, directors, employees and IARs are prohibited from trading either personally or on behalf of others, on material non-public information or communicating material non-public information to others in violation of Section 204A. The Agreement to Abide by the Written Policy of the Company on Insider Trading must be read and signed by every officer, director, IAR and employee. Covered persons should be instructed to direct any questions regarding the Company's policy on insider trading to the Chief Compliance Officer.

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E.    INTER-DEPARTMENTAL COMMUNICATIONS

      SHARING OF INFORMATION. Inside Information is to be communicated only to such employees of MAM who have a "need to know" such information in the performance of their job responsibilities. When necessary to communicate material, non-public information to an employee, the Chief Compliance Officer must document the:

            a.    name of the employee with whom the information was shared;

            b.    employee's position and department;

            c.    date of the communication;

            d.    nature of the communication;

            e.    identity of the security affected; and,

            f. name of the person requesting that the information be communicated.

F. PREVENTION OF INSIDER TRADING. To prevent insider trading from occurring, the Chief Compliance Officer shall:

      1. design an appropriate educational program and provide educational materials to familiarize officers, directors, employees and IARs with the Company's policy;

      2.    answer questions and inquiries regarding the Company's policy;

      3. review the Company's policy on a regular basis and update it as necessary to reflect regulatory and industry changes;

      4. resolve issues as to whether information received by an officer, director, employee or IAR constitutes material and non-public information;

      5. upon determination that an officer, director, employee, or IAR has possession of material non-public information:

            a. implement measures to prevent dissemination of such information; and,

            b. restrict officers, directors, employees and IARs from trading on any affected securities.

      6. if necessary, physically separate the departments which regularly receive confidential material, including the separation of record-keeping and support systems;

      7. hold meetings with all employees at least annually to review the policy.

G. DETECTION OF INSIDER TRADING. In order to detect insider trading, the Chief Compliance Officer shall, on a quarterly basis:

      1. review the trading activity reports filed by each officer, director, employee and IAR;

      2. submit his or her trading records and other relevant information to another senior manager for review;

      3.    review the trading activity of accounts managed by MAM;

      4.    review trading activity involving MAM's own account; and

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March 2004                     Code of Ethics...                              10

      5. coordinate the review of such reports with other appropriate officers, directors, employees and IARs of the Company.

H.    REPORTS TO MANAGEMENT

      1. IMMEDIATE REPORTS. Immediately upon learning of a potential insider trading violation, the Chief Compliance Officer shall prepare a written report to the management of MAM providing full details and recommendations for further action.

      2. ANNUAL REPORT. The Chief Compliance Officer shall prepare an annual written report to the management of MAM setting forth the following:

            a. A summary of existing procedures to detect and prevent insider trading;

            b. Full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation;

            c. An evaluation of the Company's current procedures for monitoring and enforcing its insider trading policy and any recommendations for improvement; and,

            d. A description of the Company's continuing education program regarding insider trading, including copies of any new materials used since the last report to management.

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                      AGREEMENT TO ABIDE BY WRITTEN POLICY
                               ON INSIDER TRADING

MAM forbids any officer, director, employee, investment advisory representative, or other associated persons from trading, either personally or on behalf of others, on material non-public information or communicating material non-public information to others in violation of the Insider Trading and Securities Fraud Enforcement Act of 1988. This conduct is frequently referred to as "insider trading." This policy applies to every officer, director, employee, investment advisory representative and other associated persons and extends to activities within and outside their duties at MAM. The "Agreement to Abide by the Written Policy of the Company on Insider Trading" must be read and signed by all officers, directors, employees, investment advisory representatives and other associated persons. Any questions regarding this policy should be referred to the Chief Compliance Officer.

The term "insider trading" is not clearly defined in federal or state securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an "insider") or to communications of material non-public information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

      o Trading by an insider on the basis of material non-public information;

      o Trading by a non-insider on the basis of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or,

      o     Communicating material non-public information to others.

The elements of insider trading and penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions you should consult the Chief Compliance Officer.

I.    WHO IS AN INSIDER?

      The term "insider" is broadly defined. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if they enter into a special confidential relationship in the conduct of a company's affairs and, as a result, are given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, MAM may become a temporary insider of a client company it advises or which it performs other services. If a client company expects our Company to keep the disclosed non-public information confidential and the relationship implies such a duty, than our Company will be considered an insider.

II.   WHAT IS MATERIAL INFORMATION?

      Trading on insider information is not a basis for liability unless the information is material. "Material information" generally is defined as information that a reasonable investor would most likely consider important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities, regardless of whether the information is related directly to the company's business. Information that officers, directors, employees, investment advisory representatives and other associated persons should consider material includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; major litigation; liquidation problems; and extraordinary management developments.

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March 2004                     Code of Ethics...                              12

III.  WHAT IS NON-PUBLIC INFORMATION?

      Information is non-public until it has been effectively communicated to the marketplace. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public information.

IV.   PENALTIES FOR INSIDER TRADING

      Penalties for trading on or communicating material non-public information are severe, bother for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties described below even if they do not personally benefit from the activities surrounding the violation. Penalties include: civil injunctions; treble damages; disgorgement of profits; jail sentences; fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or non the person actually benefited; and, fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided. In addition, any violation of this policy statement can be expected to result in serious sanctions by MAM, including dismissal of the persons involved.

V.    PROCEDURES TO IMPLEMENT INSIDER TRADING POLICY

      The following procedures have been established to aid the officers, directors, employees, investment advisory representatives and other associated persons of MAM in avoiding insider trading. Failure to follow these procedures may result in dismissal, regulatory sanctions and criminal penalties.

A.    IDENTIFY INSIDER INFORMATION

      Before trading or making investment recommendations for yourself or others, including investment companies or private accounts managed by MAM, or in the securities of a company about which you may have potential insider information, ask yourself the following questions:

      1. Is the information material? Is this information that an investor would consider important in making an investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

      2. Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the market place by being published in publications of general circulation?

B. If, after consideration of the above, the information is material and non-public, or if further questions arise as to whether the information is material and non-public, the following procedures shall be followed.

      1.    Report the matter immediately to the Chief Compliance Officer.

      2. Do not purchase, sell or recommend securities on behalf of yourself or others, including accounts managed by MAM.

      3. Do not communicate the information inside or outside MAM other than to the Chief Compliance Officer and/or the President.

      4. After the Chief Compliance Officer and/or the President have reviewed the issue, you will be instructed as to the proper course of action to take.

March 2004                     Code of Ethics...                              13

C.    PERSONAL SECURITIES TRADING

      1. All officers, directors, employees, investment advisory representatives and other associated persons of MAM are required to submit a report to the Company of every securities transaction in which they, their families (including spouse, minor children and adults living in the same household), and any trust of which they are trustees or in which they have a beneficial interest or are parties, within ten (10) days after the end of the calendar quarter in which the transactions were effected. The report shall include the names of the securities, dates of the transactions, quantities, prices and broker/dealer or other entity through which the transactions were effected.

            This requirement may be satisfied by submitting copies of confirmations or account statements accompanied by a signed and dated notice of submission.

      2. Any transactions by an officer, director, employee, investment advisory representative and other associated persons (including their related parties) through a broker/dealer, investment advisory firm or clearing firm, other than MAM, shall be reported to the Company within ten (10) days after such transactions are effected and such report shall include the names of the securities, dates of the transactions, quantities, prices and broker/dealer or other entity through which the transactions were effected. This requirement may be satisfied by submission of duplicate confirmations accompanied by a signed and dated notice of submission.

D.    RESTRICTING ACCESS TO MATERIAL NON-PUBLIC INFORMATION

      Information in your possession that you identify as material and non-public may not be communicated to anyone, including persons within MAM except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed.

E.    RESOLVING ISSUES CONCERNING INSIDER TRADING

      If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Chief Compliance Officer and/or the President before trading or communicating the information to anyone.

F.    ACKNOWLEDGMENT

      By affixing my signature below, I acknowledge that I have read and understood the foregoing policies and will comply in all respects with such policies.

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